Exhibit 1

Paramount Resources Ltd.

Reconciliation of Financial Statements to United States Generally
Accepted Accounting Principles for the year ended December 31, 2003 and the three-months ended March 31, 2004

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Three Months Ended March 31, 2004 & 2003

(in thousands of dollars, except per share amounts)

The unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Any differences in accounting principles as they pertain to the accompanying financial statements are not material except as described below. The application of United States generally accepted accounting principles (“US GAAP”) would have the following effects on the Company’s historical net earnings (loss) as reported.

	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003
Net earnings for the period	$3,179	$314
Adjustments, net of tax
Forward foreign exchange contracts and other financial instruments(a)	—	(20,448)
Impairments and related change in depletion and depreciation(c)	1,088	1,853
Short-term investments(d)	112	—
General and administrative(f)	(101)	28
Earnings from discontinued operations(h)	—	(8,593)

Earnings (loss) before discontinued operations and change in accounting policy	4,278	(26,846)
Earnings from discontinued operations(h)	—	8,593
Change in accounting policy — asset retirement obligations(i)	—	(4,127)

Net earnings (loss) for the period — US GAAP	$4,278	$(22,380)

Net earnings (loss) per common share before discontinued operations and change in accounting policy for the period — US GAAP
Basic	$0.07	$(0.45)
Diluted	$0.07	$(0.45)

Net earnings (loss) per common share for the period — US GAAP
Basic	$0.07	$(0.37)
Diluted	$0.07	$(0.37)

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Three Months Ended March 31, 2004 & 2003

(in thousands of dollars, except per share amounts)

The application of US GAAP would have the following effect on the consolidated balance sheets as at March 31, 2004 and December 31, 2003:

	March 31, 2004		December 31, 2003
	As Reported	US GAAP	As Reported	US GAAP
Assets
Short term investments(d)	$17,652	$18,552	$16,551	$17,265
Property, plant and equipment(c)	1,100,116	1,090,031	1,037,307	1,025,422

Liabilities
Deferred hedging loss(a)	$—	$—	$—	$1,726
Deferred revenue(a)	—	—	3,959	—
Financial instruments(a)	14,300	12,632	—	—
Future income taxes(a)(c)(d)(f)	199,471	196,363	206,684	204,490

Shareholders’ equity
Contributed surplus(f)	$—	$101	$—	$—
Retained earnings(a)(c)(d)(f)	291,866	286,262	295,013	291,722

(a)	Forward foreign exchange contracts and other financial instruments

Prior to January 1, 2004, Paramount had designated, for Canadian GAAP purposes, its derivative financial instruments as hedges of anticipated revenue and expenses. In accordance with Canadian GAAP, payments or receipts on these contracts were recognized in income concurrently with the hedged transaction. Accordingly, the fair value of contracts deemed to be hedges was not previously reflected in the statements of earnings. As disclosed in note 2 of the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2004, effective January 1, 2004, the Company has elected not to designate any of its financial instruments as hedges for Canadian GAAP purposes, thus eliminating a US/Canadian GAAP difference in future periods.

For US purposes, the Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities”. With the adoption of this standard, all derivative instruments are recognized on the consolidated balance sheet at fair value. The statement requires that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Management has not designed any of the currently held financial instruments as hedges for US GAAP purposes and accordingly, these derivatives have been recognized on the balance sheet at fair value with the change in their fair value recognized in earnings.

Under US GAAP for the three-month period ending March 31, 2004, the deferred financial instrument asset of $3.3 million and the deferred financial instrument liability of $1.8 million described in note 2 of the unaudited interim consolidated financial statements as at March 31, 2004 and for the three months then ended, would not be recorded for US GAAP purposes. For the three-month period ending March 31, 2003, additional income of $34.0 million (net of tax — $20.4 million) would have been recorded.

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Three Months Ended March 31, 2004 & 2003

(in thousands of dollars, except per share amounts)

(b)	Future income taxes

The Canadian liability method of accounting for income taxes is similar to the provisions of US SFAS No. 109 “Accounting for Income Taxes”, which requires the recognition of future tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Pursuant to US GAAP, enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted rates. For the three-month periods ended March 31, 2004 and 2003, this difference did not impact the Company’s financial position or results of operations.

(c)	Impairments

Under both US and Canadian GAAP, property, plant and equipment must be assessed for potential impairments. Under US GAAP, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, then an impairment loss (the amount by which the carrying amount of the asset exceeds the fair value of the asset) should be recognized. Fair value is calculated as the present value of estimated expected future cash flows. Prior to January 1, 2004, under Canadian GAAP, the impairment loss was the difference between the carrying value of the asset and its net recoverable amount (undiscounted). Effective January 1, 2004, the Canadian Institute of Chartered Accountants (the “CICA”) implemented a new pronouncement on impairment of long-lived assets, which eliminated the US/Canadian GAAP difference going forward.

For the three-month periods ended March 31, 2004 and 2003, no impairment charge would be recorded and a reduction in depletion and depreciation expense of $1.8 million (net of tax — $1.1 million) and $3.1 million (net of tax — $1.9 million), respectively, would be recorded due to impairment charges recorded in fiscal 2002 and 2001 under US GAAP.

(d)	Short-term investments

Under US GAAP, equity securities that are bought and sold in the short-term are classified as trading securities. Unrealized holding gains and losses related to trading securities are included in earnings as incurred. Under Canadian GAAP, these gains and losses are not recognized in earnings until the security is sold. As at March 31, 2004 and December 31, 2003, the Company had unrealized holding gains of $0.9 million (net of tax — $0.5 million) and $0.7 million (net of tax — $0.4 million), respectively. The net increase of $0.2 million (net of tax — $0.1 million) has been recorded for US GAAP purposes for the three months ended March 31, 2004. As at March 31, 2003, the Company had unrealized holding gains of $nil.

(e)	Other comprehensive income

Under US GAAP, certain items such as the unrealized gain or loss on derivative instrument contracts designated and effective as cash flow hedges are included in other comprehensive income. In these consolidated financial statements, there are no comprehensive income items other than net earnings.

(f)	Stock-based compensation

The Company has granted stock options to selected employees, directors and officers. For US GAAP purposes, SFAS 123, “Accounting for Stock-Based Compensation”, requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation cost.

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Three Months Ended March 31, 2004 & 2003

(in thousands of dollars, except per share amounts)

The following table summarizes the pro forma effect on earnings had the Company recorded the fair value of options granted:

	Three months ended	Three months ended
	March 31, 2004	March 31, 2003
Net earnings (loss) for the period — US GAAP	$4,278	$(22,380)
Stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	101	(28)

Pro forma net earnings — US GAAP	$4,379	$(22,408)

Net earnings (loss) per common share
Basic
– as reported	$0.07	$(0.37)
– pro forma	$0.07	$(0.37)

Diluted
– as reported	$0.07	$(0.37)
– pro forma	$0.07	$(0.37)

Under APB Opinion 25, the re-pricing of outstanding stock options under a fixed price stock option plan results in these options being accounted for as variable price options from the date of the modification until they are exercised, forfeited or expire. For the three months ended March 31, 2004, an additional $0.7 million (2003 — less than $0.1 million) would have been recorded as general and administrative expense related to the re-pricing of outstanding stock options and for the three months ended March 31, 2004, $0.6 million (2003 — less than $0.1 million) of general and administrative expenses related to stock options under Canadian GAAP would be reversed as the Company has chosen not to fair value account for its options using the fair value method under SFAS 123.

(g)	Statements of cash flows

The application of US GAAP would not change the amounts as reported under Canadian GAAP for cash flows provided by (used in) operating, investing and financing activities, except that the consolidated statements of cash flows include, under investing activities, changes in working capital for items not affecting cash, such as accounts payable related to the non-cash elements of property and equipment reductions of $49,344 (three months ended March 31, 2003 — reductions of $27,001). This disclosure has been provided in order to disclose the aggregate costs related to such activities and to arrive at the cash amounts. This presentation is not permitted under US GAAP.

(h)	Discontinued operations

Under US GAAP, the transaction resulting in the disposal of the Trust Assets to the Trust as described in note 3 of the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2004, would be accounted for as discontinued operations as the applicable criteria set out in

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Three Months Ended March 31, 2004 & 2003

(in thousands of dollars, except per share amounts)

SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” had been met. Accordingly, net earnings from discontinued operations would have totalled $nil and $12.9 million (net of tax — $8.6 million) for the three months ended March 31, 2004 and three months ended March 31, 2003 or $nil and $0.14 per basic and diluted common share, respectively.

(i)	Asset retirement obligations

The Company has retroactively adopted, with restatement, the CICA recommendations on Asset Retirement Obligations, see note 2 of the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2004. For US GAAP purposes, the Company has adopted SFAS No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003. For US GAAP, the cumulative impact upon adoption of SFAS No. 143 for the period ended March 31, 2003, is a $6.8 million (net of tax — $4.1 million) charge to earnings or $0.07 per basic and dilutes common share. For Canadian GAAP purposes, upon adoption on January 1, 2004, the retroactive effect of this pronouncement on prior years was reflected in opening retained earnings for the earliest period presented.

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Year Ended December 31, 2003 & 2002

(in thousands of dollars, except per share amounts)

The reconciliations of consolidated statement of earnings and the consolidated balance sheets to US GAAP basis as at December 31, 2003 and 2002 and for the years then ended have been restated to reflect the cumulative effect of adopting the United States Financial Accounting Standards Board’s recommendation on asset retirement obligations as described in note (d) in the year of adoption as opposed to the earliest year presented. The effect of this restatement was to reduce earnings (loss) for the year ended December 31, 2003 by $4.1 million and increase earnings (loss) for the year ended December 31, 2002 by the corresponding amount $15.6 million.

The consolidated financial statements have been prepared in accordance with Canadian GAAP. Any differences in accounting principles as they pertain to the accompanying financial statements are not material except as described below. The application of US GAAP would have the following effects on the Company’s historical net earnings (loss) as reported:

	Year ended	Year ended
	December 31, 2003	December 31, 2002
Net earnings for the year as reported	$2,633	$10,307
Adjustments, net of tax
Forward foreign exchange contracts and other financial instruments(a)	3,411	(25,267)
Impairments and related change in depletion(c)	6,762	(15,138)
Depletion and depreciation(d)	(1,734)
General and administrative(d)(i)	1,190	—
Short-term investments(f)	428

Net earnings (loss) for the year before changes in accounting policies — US GAAP(e)	$12,690	$(30,098)
Change in accounting policy — Asset Retirement Obligation(d)	(4,127)	—

Net earnings (loss) for the year — US GAAP	$8,563	$(30,098)

Net earnings (loss) per common share before change in accounting policy — US GAAP(e)
Basic	$0.21	$(0.51)
Diluted	$0.21	$(0.51)

Net earnings (loss) per common share — US GAAP(e)
Basic	$0.14	$(0.51)
Diluted	$0.14	$(0.51)

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Year Ended December 31, 2003 & 2002

(in thousands of dollars, except per share amounts)

The application of US GAAP would have the following effect on the balance sheet at December 31:

	2003		2002
	As Reported	US GAAP	As Reported	US GAAP
Assets
Short-term investments(f)	$16,551	$17,265	$14,168	$14,168
Assets held for sale(e)	—	—	—	193,899
Property, plant and equipment(c)(d)(e)	1,006,205	1,025,181	1,411,961	1,107,124

Liabilities
Deferred hedging loss (gain)(a)	$—	$1,726	$—	$43,667
Provision for future site restoration and abandonment costs(d)	21,114	61,554	22,954	22,954
Deferred Revenue(a)	3,959	—	7,804	7,804
Future income taxes(a)(b)(c)(d)(f)	210,413	204,490	279,855	250,655

Shareholders’ equity
Retained earnings	$300,622	$291,722	$355,912	$315,507

(a)	Forward foreign exchange contracts and other financial instruments

The Company has designated, for Canadian GAAP purposes, its derivative financial instruments as hedges of anticipated revenue and expenses. In accordance with Canadian GAAP, payments or receipts on these contracts are recognized in income concurrently with the hedged transaction. The fair values of the contracts deemed to be hedges are not reflected in the financial statements.

For US purposes, the Company has adopted Statement of Financial Accounting Standards (''SFAS’’) No. 133, as amended, “Accounting for Derivative Instruments and Hedging Activities”. With the adoption of this standard, all derivative instruments are recognized on the balance sheet at fair value. The statement requires that changes in the derivative instrument’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

Management has not designated any of the currently held financial instruments as hedges for US GAAP purposes and accordingly these derivatives have been recognized on the balance sheet at fair value with the change in their fair value recognized in earnings.

Under US GAAP for the year ended December 31, 2003, additional income of $5.7 million (net of tax — $3.4 million) and for the year ended December 31, 2002 additional expense of $43.7 million (net of tax — $25.3 million), would have been recorded.

(b)	Future income taxes

The Canadian liability method of accounting for income taxes is similar to the United States Statement of Financial Accounting Standard No. 109 ''Accounting for Income Taxes’’, which requires the recognition of future tax assets and liabilities for the expected future tax consequences of events that have been recognized in

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Year Ended December 31, 2003 & 2002

(in thousands of dollars, except per share amounts)

the Company’s financial statements or tax returns. Pursuant to US GAAP, enacted tax rates are used to calculate future taxes, whereas Canadian GAAP uses substantively enacted rates. For the years ended December 31, 2003 and 2002, this difference did not impact the Company’s financial position or results of operations.

(c)	Impairments

Under both US and Canadian GAAP, property, plant and equipment must be assessed for potential impairments. Under US GAAP, if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, then an impairment loss (the amount by which the carrying amount of the asset exceeds the fair value of the asset) should be recognized. Fair value is calculated as the present value of estimated expected future cash flows. Prior to January 1, 2004, under Canadian GAAP, the impairment loss was the difference between the carrying value of the asset and its net recoverable amount (undiscounted). Effective January 1, 2004, the CICA implemented a new pronouncement on impairment of long-lived assets, which eliminated the US/Canadian GAAP difference going forward. For the year ended December 31, 2003, no impairment charge would be recorded and a reduction in depletion expense of $11.3 million (net of tax — $6.8 million) would be recorded due to impairment charges recorded in fiscal 2002 under US GAAP. For the year ended December 31, 2002, an additional impairment charge of $49.0 million (net of tax — $28.3 million), and a reduction in depletion expense of $23.0 million (net of tax — $13.1 million) would have been recorded under US GAAP. The resulting differences in recorded carrying values of impaired assets result in further differences in depreciation, depletion and amortization expense in subsequent years.

(d)	Asset retirement obligations

For US purposes, the Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations”. Under US GAAP, legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of long-lived assets must be recognized at fair value in the period in which the liability is incurred. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

For the year ended December 31, 2003, the cumulative impact results in an additional charge due to a change in accounting policy of $7.0 million (net of tax $4.1 million). The change also results in an additional reduction to site restoration expense of $0.2 million (net of tax — $0.1 million) and an additional charge to depletion and depreciation of $2.9 million (net of tax — $1.7 million). The effect on the Consolidated Balance Sheet is an increase in property, plant and equipment of $31.1 million and an increase of $40.4 million to the provision for future site restoration and abandonment costs.

(e)	Discontinued operations

Under US GAAP, the transaction resulting in the disposal of the Trust Assets to the Trust as described in note 4 of the consolidated financial statements for the year-ended December 31, 2003 would be accounted for as discontinued operations as the applicable criteria set out in SFAS 144, ''Accounting for Impairment or Disposal of Long-Lived Assets’’ had been met. Accordingly, the carrying value of the Trust Assets is separately presented in the consolidated balance sheet. Net income from discontinued operations for the year ended December 31, 2003 would have been $8.6 million (2002 — net loss — $5.7 million), or $0.14 per basic and diluted common share (2002 — loss of $0.10 per basic and diluted common share).

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Year Ended December 31, 2003 & 2002

(in thousands of dollars, except per share amounts)

(f)	Short-term investments

Under US GAAP, equity securities that are bought and sold in the short term are classified as trading securities. Unrealized holding gains and losses related to trading securities are included in earnings as incurred. Under Canadian GAAP, these gains and losses are not recognized in earnings until the security is sold. As at December 31, 2003, the Company had unrealized holding gains of $0.7 million (net of tax — $0.4 million).

(g)	Other comprehensive income

Under US GAAP, certain items such as the unrealized gain or loss on derivative instrument contracts designated and effective as cash flow hedges are included in other comprehensive income. In these financial statements, there are no comprehensive income items other than net earnings.

(h)	Statements of cash flow

The application of US GAAP would not change the amounts as reported under Canadian GAAP for cash flows provided by (used in) operating, investing or financing activities, except that the consolidated statements of cash flow include, under investing activities, changes in working capital for items not affecting cash, such as accounts payable related to the non-cash elements of property and equipment reductions of $14,828 (2002 — additions of $6,960). This disclosure has been provided in order to disclose the aggregate costs related to such activities and to arrive at the cash amounts. This presentation is not permitted under US GAAP.

(i)	Stock-based compensation

The Company has granted stock options to selected employees, directors and officers. For US GAAP purposes, SFAS 123, “Accounting for Stock-Based Compensation”, requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation cost.

The following table summarizes the pro forma effect on earnings had the Company recorded the fair value of options granted:

	Three months ended	Three months ended
	March 31, 2004	March 31, 2003
Net earnings (loss) for the period — US GAAP	$8,563	$(30,098)
Stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(1,049)	—

Pro forma net earnings — US GAAP	$7,514	$(30,098)

Net earnings (loss) per common share
Basic
– as reported	$0.14	$(0.51)
– pro forma	$0.13	$(0.51)

Diluted
– as reported	$0.14	$(0.51)
– pro forma	$0.12	$(0.51)

Paramount Resources Ltd.
Reconciliation of Financial Statements to US GAAP for the Year Ended December 31, 2003 & 2002

(in thousands of dollars, except per share amounts)

Under APB Opinion 25, the re-pricing of outstanding stock options under a fixed price stock option plan results in these options being accounted for as variable price options from the date of the modification until they are exercised, forfeited or expire. For the year ended December 31, 2003, an additional $1.2 million (2002 — $ nil) would have been recorded as general and administrative expense related to the re-pricing of outstanding stock options and for the year ended December 31, 2003, $0.2 million (2002 — $ nil) of general and administrative expenses related to stock options under Canadian GAAP would be reversed as the Company has chosen not to fair value account for its options using the fair value method under SFAS 123.